SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2009

HEALTHY FAST FOOD, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53130 (Commission File Number)	43-2092180 (IRS Employer Identification No.)

1075 American Pacific, Suite C, Henderson, Nevada 89074
(Address of principal executive offices)                     (Zip Code)

(702) 448-5301
Registrant's telephone number, including area code

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

Effective August 14, 2009, the registrant closed its two Fresh and Fast restaurants, which had been formerly operated as EVOS restaurants.  The assets involved in this discontinued operation are leasehold improvements, cash, rent deposits, prepaid franchise fees and inventory.

As a result of the closures, activities of the Fresh and Fast concept were accounted for as discontinued operations in the unaudited financial statements included in the registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2009, and will be reported as discontinued operations in its Form 10-K for the year ending on December 31, 2009.  For the nine months ended September 30, 2009, the registrant reported a loss of $1,027,467 from the Fresh and Fast operations, including a loss on disposal of $814,849.

At the time of closure, the registrant was liable for the leases of the two abandoned restaurants for a period of 21 months on one location and 48 months on the other.  In November 2009, the registrant reached an agreement with the landlord of the location with the shorter lease term and settled the liability for 21,244 restricted shares of the registrant’s common stock.  The registrant is negotiating with the other landlord.

Also at the time of closure and continuing through the date of this report, the registrant has been negotiating to sever its franchisee relationship with EVOS USA, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHY FAST FOOD, INC.
February 5, 2010	By: /s/ Henry E. Cartwright Henry E. Cartwright President